FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated solely for reference purposes as of June 19, 2013, between SG 2007-FL14 NJOP HOLDINGS LLC, a Delaware limited liability company (“Landlord”), and THE MANAGEMENT NETWORK GROUP, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.             Landlord’s predecessor in title (I&G Garden State, L.L.C.) and Tenant entered into a certain Office Lease, dated as of October 13, 2008 (the “Lease”). Under the terms of the Lease, Landlord leases to Tenant approximately 2,910 rentable square feet (the “Premises”) in the building located at 400 Atrium Drive, Somerset, New Jersey (the “Building”).

B.             The parties desire to amend the Lease to provide for the extension of the Lease Term, and certain other agreements, all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Capitalized Terms. All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2.             Lease Term. Subject to the terms and conditions set forth in this Amendment, the Lease Term is hereby extended to expire on May 31, 2017. The period beginning March 1, 2014 and ending May 31, 2017 is referred to as the “Extension Term”.

3.             Rental.

(a)             The monthly amount of Base Rent and the portion of the Extension Term during which such monthly amount of Base Rent is payable will be determined from the following table. For convenience and ease of reference, the annual rental rate for the computation of Base Rent and the annual Base Rent also are set forth in tabular form with the annual Base Rent equaling the monthly Base Rent multiplied by 12. In the case of any conflict or inconsistency between the monthly Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Base Rent installment so specified shall be controlling and conclusive.

Rentable Square Feet	2,910
Period	Annual Base Rent/ RSF	Annual Base Rent	Monthly Installments of Base Rent
March 1, 2014 through March 31, 2014	$0.00	$0.00	$0.00
April 1, 2014 through February 28, 2015	$21.00	$61,110.00	$5,092.50
March 1, 2015 through March 31, 2015	$0.00	$0.00	$0.00
April 1, 2015 through February 29, 2016	$21.50	$62,565.00	$5,213.75
March 1, 2016 through March 31, 2016	$0.00	$0.00	$0.00
April 1, 2016 through May 31, 2017	$22.00	$64,020.00	$5,335.00

(b)             During the Extension Term, Tenant will continue to pay Tenant’s Pro Rata Share of the amount by which Basic Costs for the applicable calendar year exceed Basic Costs for the Base Year. Effective as of March 1, 2014 (but not before that date), the “Base Year” will be changed to mean calendar year 2014.

(c)             Landlord has invoked and currently invokes its right, under Section 11.D of the Lease, to separately meter the electrical usage for the Premises. Accordingly, during the Extension Term, Tenant will pay for its electrical consumption pursuant to such Section 11.D of the Lease, in lieu of the Electricity Charge. Section 11.A of the Lease will not apply during the Extension Term.

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4.             Condition of Premises. During the Extension Term, Landlord is leasing the Premises to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). Landlord will not be obligated to perform any leasehold improvements to the Premises, or to provide any allowance therefor, in connection with this Amendment or the Extension Term.

5.             Option to Renew. Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant, for one (1) additional period of 36 months (the “Renewal Term”). The Renewal Term will be upon the same terms, covenants and conditions contained in the Lease as modified by this Amendment, except that: (i) the rent abatement rights set forth in this Amendment will not apply to the Renewal Term; (ii) Tenant will not be entitled to any further reduction in the Letter of Credit during the Renewal Term; (iii) Landlord will not be obligated to perform any leasehold improvements to the Premises, or to provide any allowance therefor, in connection with Tenant’s exercise of such option to renew; and (iv) the amount of Base Rent payable during the Renewal Term will be as set forth in this Section. Any reference in the Lease to the “Lease Term” will be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant will be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Term, it being understood that Landlord will have no obligation to renovate or remodel the Premises or any portion of the Building or provide any allowance therefor, as a result of Tenant’s renewal of the Lease. Tenant will have no renewal option beyond the aforesaid 36-month period.

             (a)             The initial Base Rent during the Renewal Term for the Premises will be at a rate equal to the then prevailing market rate for renewals as reasonably determined by Landlord for tenants with creditworthiness similar to that of Tenant, for comparable space in the Building, and for a term equal or comparable to the Renewal Term, taking into account only the size of space, location of the space within the building, signage rights, age, location of the building, quality of the building, and length of term. If fixed increases in base rent are then customary in the prevailing market, then the Base Rent will increase by fixed amounts on each anniversary of the commencement of the Renewal Term based on prevailing-market Base Rent increases applicable at the commencement of the Renewal Term, as reasonably determined by Landlord. Tenant’s obligation to pay Tenant’s Pro Rata Share of the amount by which Basic Costs for the applicable calendar year exceed Basic Costs for the Base Year, will continue during the Renewal Term. Tenant’s obligation to pay for its electrical consumption pursuant to Section 11.D of the Lease will continue during the Renewal Term.

             (b)             In order to exercise such option to renew, Tenant must first deliver an initial nonbinding notice to Landlord no later than 35 days before the Renewal Exercise Deadline (defined below), and earlier than 120 days before the Renewal Exercise Deadline, in which Tenant expresses its intention to exercise or interest in exercising such option to renew and requesting Landlord to provide its determination of prevailing market rent. Thereafter, Landlord will notify Tenant (“Landlord’s Notice”) of Landlord’s calculation of (i) the initial prevailing market rate of Base Rent for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the Renewal Term, and (ii) the prevailing market rate of increase in Base Rent applicable for such Renewal Term, if any. If Tenant fails to give its initial nonbinding notice of intent to exercise its option to renew when due as provided in this Section 5, time being of the essence, Tenant will irrevocably be deemed to have waived such option to renew. Such calculation by Landlord will be final and will not be recalculated at the actual commencement of the Renewal Term (if any). For purposes hereof, the “Renewal Exercise Deadline” means May 31, 2016.

             (c)             On or before the Renewal Exercise Deadline, Tenant will deliver to Landlord a final binding notice in which Tenant (i) elects to renew the Lease and accepts the terms stated in Landlord’s Notice, or (ii) declines to renew the Lease term, in which case Tenant’s rights under this Section 5 will be null and void. If Tenant fails to notify Landlord by the Renewal Exercise Deadline as described above (after having given its initial nonbinding notice within the required time), time being of the essence, then Tenant’s rights under this Section 5 will be null and void. After Tenant delivers its binding notice exercising its option to renew, Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 60 days after receipt; provided, however, that Landlord’s failure to deliver the same, or Landlord’s or Tenant’s failure or refusal to execute and deliver such amendment, will not affect the validity or enforceability of Tenant’s exercise of such renewal option.

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             (d)             Tenant’s right to exercise its option to renew this Lease pursuant to this Section 5 is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, and at the commencement of the Renewal Term, Tenant is not in default under the Lease (after the giving of any required notice and expiration of any applicable cure period); (ii) that Tenant has not been in Monetary Default (hereinafter defined) under the Lease two or more times during the 24-month period immediately preceding the Renewal Exercise Deadline (For purposes of this Section 5 a “Monetary Default” means the failure of Tenant to pay any rent or any other sums of money due under the Lease within 5 days after notice of delinquency from Landlord); and (iii) that Tenant has not assigned the Lease or sublet the Premises or any portion thereof, at any time during the period commencing with the date that Tenant delivers its notice to Landlord of Tenant’s exercise of such option to renew and ending on the commencement date of the Renewal Term, or at any time prior to such period, if such assignment or sublease extends into such period.

6.             Options. Tenant acknowledges and agrees that, as of the date of this Amendment and notwithstanding anything to the contrary set forth in the Lease, Tenant shall have no extension, renewal, cancellation, termination, expansion, or other options whatsoever with regard to the Premises or under the Lease except for the renewal option set forth in this Amendment. In the event of a conflict between the terms and provisions of this Section 6, and any provision of the Lease, the terms and provisions of this Section 6 will control.

7.             Letter of Credit.

(a)             Section 36.A of the Lease is hereby replaced with the following:

A.             Tenant will deliver to Landlord contemporaneously with Tenant’s execution and delivery of this Lease an irrevocable letter of credit payable in Somerset, New Jersey, in the amount of the required Security Deposit set forth in Section 1.G of this Lease (subject to reduction as set forth in Section 36.F), issued for the benefit of the Landlord by a bank reasonably satisfactory to Landlord (the “Issuing Bank”) which: (i) has an A.M. Best Bank Deposit Rating of “a” or better; (ii) has a Standard & Poors Bank Survivability Assessment Rating of “A” or better; and (iii) has a Moody’s Bank Financial Strength Rating of” B+” or better, in each case without qualification by “-” or other reduction or negative qualification of such rating); provided, however, that Landlord approves UMB Bank, N.A. as the Issuing Bank so long as it maintains a Fitch short-term Issuer Default Rating of at least F1, and a Standard & Poor short-term counterparty credit rating of at least A-2 (collectively, the “L/C Issuer Requirements”). Notwithstanding that the Issuing Bank may have met the L/C Issuer Requirements upon issuance of the letter of credit, if, during the Lease Term, the Issuing Bank fails to meet the L/C Issuer Requirements, or if the Issuing Bank enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding including, without limitation, any receivership instituted or commenced by the Federal Deposit Insurance Corporation (FDIC) or is otherwise declared insolvent or downgraded by the FDIC or put on an FDIC “watchlist,” or if the financial condition of the Issuing Bank changes in any other materially adverse way, as reasonably determined by Landlord, then Tenant shall within 10 days after written notice from Landlord deliver to Landlord a replacement letter of credit which meets the requirements of this Section 36 and issued by an Issuing Bank meeting the L/C Issuer Requirements; Tenant’s failure to do so will, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there will be no notice or grace or cure period applicable thereto (other than the aforesaid 10-day period), and will give Landlord the immediate right, without further notice to Tenant, to draw upon such letter of credit. If Tenant replaces such letter of credit pursuant to the foregoing, Landlord will, within 30 days after Landlord’s receipt of the replacement letter of credit, deliver to Tenant the letter of credit so replaced. Each letter of credit will be irrevocable for the term of such letter of credit and will provide that it is automatically renewable for a period ending not earlier than 60 days after the expiration of the Lease Term (the “Final L/C Expiration Date”) without any action whatsoever on the part of Landlord. However, the Issuing Bank will have the right not to renew said letter of credit on written notice to Landlord given not less than 60 days before the expiration of the then current term thereof (it being understood, however, that the privilege of the Issuing Bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is sixty (60) days after the expiration of the Lease Term). Tenant must be the applicant of the letter of credit.

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(b)             On the condition that no Event of Default then exists and no condition exists which, with the giving of notice or passage of time of both, would constitute an Event of Default, as of March 1, 2014, Landlord will permit the required amount of the required Letter of Credit to be reduced beginning on March 1, 2014 to $10,185. Tenant will have sole responsibility for causing the amount of the Letter of Credit to be reduced in accordance with this Section. Landlord agrees to cooperate with Tenant to achieve such reduction, subject to the terms and conditions as set forth in this Section.

8.             Authority; Not Restricted. Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

9.             Real Estate Brokers. Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Jones Lang LaSalle Brokerage, Inc. and Cushman & Wakefield of New Jersey, Inc. (together, the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord hereby agrees that it will pay a commission to the Brokers according to a separate agreement.

10.             Stipulation. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

11.             Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

12.             Time of Essence. Time is of the essence of this Amendment.

13.             No Offer. Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant.

14.             Entire Agreement. This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the extension of the Lease Term and the other matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

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15.             No Presumption. Landlord and Tenant understand, agree and acknowledge that (1) this Amendment has been freely negotiated by both parties, and (2) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Amendment or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Amendment or any portion thereof.

16.             Electronic Delivery. The parties agree that this agreement may be transmitted between them by facsimile machine or email. The parties intend that faxed or scanned signatures (such as, without limitation, scanned signatures in .pdf format) constitute original signatures and that a faxed or scanned agreement containing the signatures (original, faxed or scanned) of all the parties is binding on the parties.

17.             Limitation on Liability. The liability of Landlord to Tenant under this Amendment will be limited as provided in Section 35 of the Lease, which Section is incorporated herein by reference as though fully set forth herein.

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18.             Lease in Full Force and Effect. As modified hereby, the Lease and all of the terms and provisions thereof remain in full force and effect and are incorporated herein as if herein fully recited.

TENANT:		LANDLORD:

THE MANAGEMENT NETWORK GROUP, INC.		SG 2007-FL14 NJOP HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Donald E. Klumb	By:	U.S. Bank National Association, as Trustee,
Name:	Donald E. Klumb		as Successor by Appointment to
Title:	CEO		LaSalle Bank National Association, as Trustee,
Date:	7/15/13		for the Benefit of the Holders of the COMM 2007-FL14
Commercial Mortgage Pass-Through Certificates,
its sole managing member

			By:	TriMont Real Estate Advisors, Inc., its Special Servicer

				By:	/s/ Christopher Cummings
				Name:	Christopher Cummings
				Title:	Vice President
				Date:	7/22/13

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